SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

MADISON COUNTY FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-35679 (Commission File Number)	46-0658311 (I.R.S. Employer Identification No.)

111 West Third Street, Madison, Nebraska	68748
(Address of principal executive offices)	(Zip Code)

(402) 454-6511
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Third Amendment to Salary Continuation Agreement.  On June 16, 2014, Madison County Bank (the “Bank”), the wholly-owned subsidiary of Madison County Financial, Inc., adopted the third amendment to the salary continuation agreement with David J. Warnemunde, President, Chief Executive Officer and Chairman.  The amendment changed Mr. Warnemunde’s normal retirement age from age 56 to age 61.  Moreover, the amendment increased the annual benefit payable to Mr. Warnemunde to $172,000 (the “annual benefit”), provided, however that for each plan year from the normal retirement age until age 67 that Mr. Warnemunde remains employed with the Bank, the annual benefit shall be increased by 8% from the previous plan year.  In the plan year during which Mr. Warnemunde attains age 67, he shall get credit for a full a year of service for purposes of determining the annual benefit upon his 67th birthday.  The board of directors, in its sole discretion, may increase Mr. Warnemunde’s annual benefit.  In all other respects, the terms of the salary continuation agreement remain the same.  The foregoing description of this amendment is qualified in its entirety by reference to the amendment that is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Director Deferred Fee Agreement.  On June 16, 2014, the Bank entered into a director deferred fee agreement with director James Becker.  The agreement allows for Mr. Becker to defer a portion of his director fees earned for his services to an individual deferral account established by the Bank.  In addition, Madison County Bank may make contributions to Mr. Becker’s deferral account at its sole discretion.   Mr. Becker’s deferral account balance will be credited with earnings at the end of each plan year equal to 6.0%, compounded monthly.  Mr. Becker will always be 100% vested in his deferral account balance.

The deferral account balance will be payable to Mr. Becker (or to his beneficiary in the event of death) in equal monthly installments for 180 months following the earlier of: (i) termination of service from the board; (ii) death; (iii) disability; or (iv) a change in control of the Bank, provided, however, that in the event of Mr. Becker’s death while in active service with the Bank, Mr. Becker’s beneficiary will receive a benefit equal to the greater of: (i) the deferral account balance as of his date of death; or (ii) the “projected benefit.”  The “projected benefit” is the balance that would have accumulated in Mr. Becker’s deferral account at normal retirement age (age 80) assuming that Mr. Becker continued to defer director fees to his deferral account at the same rate that he had been deferring as of his date of death until his normal retirement age.

The foregoing description of this agreement is qualified in its entirety by reference to the agreement that is attached hereto as Exhibit 10.2 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Third Amendment to Director Deferred Fee Agreement.  On June 16, 2014, Madison County Bank adopted the third amendment to the director deferred fee agreement with director Daniel L. Tunink.  The agreement allows for Mr. Tunink to defer a portion of his director fees earned for his services to an individual deferral account established by the Bank.  The amendment provides that in the event of Mr. Tunink’s death while in active service with the Bank, Mr. Tunink’s beneficiary will receive a benefit equal to the greater of: (i) the deferral account balance as of his date of death; or (ii) the “projected benefit.”  The “projected benefit” is the balance that would have accumulated in Mr. Tunink’s deferral account at normal retirement age (age 80) assuming that Mr. Tunink continued to defer director fees to his deferral account at the same rate that he had been deferring as of his date of death until his normal retirement age.  In all other respects, the terms of the agreement remain the same.  The foregoing description of this amendment is qualified in its entirety by reference to the amendment that is attached hereto as Exhibit 10.3 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None
(b)	Pro Forma Financial Information: None
(c)	Shell Company Transactions: None
(d)	Exhibits:

10.1 Third Amendment to the Salary Continuation Agreement for David J. Warnemunde
10.2 Director Deferred Fee Agreement between Madison County Bank and James Becker
10.3 Third Amendment to the Director Deferred Fee Agreement for Daniel L. Tunink

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON COUNTY FINANCIAL, INC.
DATE: June 19, 2014	By:	/s/ David J. Warnemunde
David J. Warnemunde President and Chief Executive Officer